Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of September 1, 2023 (this “Agreement”), is made and entered into by and between Byrna Technologies Inc. (“Company”) and Bryan Ganz (“Executive”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 10.

RECITALS

WHEREAS, subject to the terms and conditions hereinafter set forth, Company wishes to continue to employ Executive as its Chief Executive Officer and Executive wishes to continue to be employed by Company as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Employment. Subject to the terms and conditions set forth in this Agreement, this Agreement shall become effective as of September 1, 2023 (the “Effective Date”).

2.           Term of Employment. The Executive’s employment hereunder shall continue from the Effective Date and shall continue until August 31, 2026 (the “End Date”) unless terminated earlier pursuant to this Agreement (such period, the “Term”). Unless renewed in a writing signed by both the Company and Executive, (i) this Agreement shall terminate on the End Date, (ii) any continued employment of the Executive by the Company following such date shall be an at-will basis, (iii) the terms of this Agreement shall no longer govern the Executive’s employment except for those provisions that, by their terms, survive the termination of this Agreement, and (iv) except for payment of the Final Compensation, the Company will have no further obligation to Executive upon such termination including, specifically, any obligation pursuant to Section 5(d). As of the Effective Date, all prior employment agreements, oral or written, between Executive and the Company shall terminate.

3.           Capacity and Performance.

(a)     During the Term, Executive shall be employed by Company on a full‑time basis as its Chief Executive Officer. Executive shall perform such duties and responsibilities consistent with Executive’s position on behalf of Company. Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by Company. The principal place of Executive's employment shall be the Company’s principal executive office which is located in Andover, Massachusetts; provided that, Executive may be required to travel on Company business during the Term.

(b)     Executive’s employment with Company shall be exclusive with respect to the business of Company. Accordingly, during the Term, Executive shall devote Executive’s full business time and Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business and interests of Company and to the discharge of Executive’s duties and responsibilities hereunder, except for permitted vacation (and other paid time off) periods, reasonable periods of illness or incapacity, and reasonable and customary time spent on civic, charitable and religious activities, in each case such activities shall not, in the reasonable judgment of the Board, interfere or be likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to Company or violate Sections 7 or 8 of this Agreement or any other confidentiality, non-competition, non-solicitation, no-hire, invention assignment or other restrictive covenant obligations that Executive may have with respect to Company or its affiliates and subsidiaries, including, without limitation, the Employee Business Protection Agreement between Executive and the Company dated as of February 1, 2022 and effective as of January 1, 2022 (collectively, the “Restrictive Covenants”).

(c)     During the Term, Executive will report directly to the Board of Directors of the Company (the “Board”).

(d)     For the avoidance of doubt, it is expressly stated that Executive’s positions as Principal of Scudder Bay Capital, Northeast Industrial Partners and their respective affiliates, which are non-managerial positions, do not conflict with his duties under this Agreement. Notwithstanding the foregoing, Executive will be permitted to serve on up to an aggregate of two (2) corporate boards or advisory boards, provided that such activities do not, individually or in the aggregate, conflict with the performance of Executive’s duties under this Agreement and do not cause Executive to violate the commitment above to devote substantially all of his business time and attention to his duties hereunder. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described do not interfere with the performance of Executive's duties and responsibilities to Company as provided hereunder, including, but not limited to, the obligations set forth in Section 3 hereof.

4.           Compensation and Benefits.

(a)     Base Salary. For services performed by Executive under this Agreement, Company shall pay Executive an annual base salary during the Term at the rate of $495,000 (Four Hundred Ninety-Five Thousand Dollars) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Company, subject to increases from time to time by the Board in its discretion. Executive’s base salary may not be decreased during the Term other than as part of an across-the-board salary reduction of no more than fifteen percent (15%) that applies in the same manner to all senior executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

(b)     Annual Bonus. Executive will be eligible for a discretionary bonus for each fiscal year of the Company. Whether to grant Executive and the amount of any such bonus shall be within the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”) based on objective or subjective criteria established and approved by the Compensation Committee. Executive’s target bonus (“Target Bonus”) will be equal to one hundred percent (100%) of his then-applicable Base Salary as in effect during each fiscal year.

(c)     Restricted Stock Unit Awards. Subject to compliance with applicable law, Company shall grant Executive six hundred thousand (600,000) restricted stock units (“RSUs”) with a grant date of December 1, 2023 (the “Vesting Start Date”), subject to formal approval by the Compensation Committee on or prior to such grant date. During the Term, the Executive shall not be eligible to receive any equity awards other than the RSUs to be granted under this section 4(c).

(i)         Vesting. The RSUs shall have a “double trigger” for vesting and vest over a period of beginning on the Vesting Start Date and ending on the End Date. The first trigger shall be Company’s stock price and the second trigger shall be based on Executive’s continued service as Chief Executive Officer of Company, in each case as further described below. For the avoidance of doubt, any RSUs for which the applicable stock price trigger has not been achieved by the End Date shall expire immediately upon the End Date, notwithstanding the satisfaction of the time trigger.

(A)         Stock Price Trigger. One-third (1/3) of the RSUs shall have satisfied the stock price trigger on any date beginning on the Vesting Start Date through and including the End Date when the Weighted Average VWAP of the Company’s common stock equals or exceeds the First Trigger Price. The second one-third (1/3) of the RSUs shall have satisfied the stock price trigger on any date beginning on the Vesting Start Date through and including the End Date when the Weighted Average VWAP of the Company’s common stock equals or exceeds the Second Trigger Price. The final one-third (1/3) of the RSUs shall be deemed to have satisfied the stock price trigger on any date beginning on the Vesting Start Date through and including the End Date when the Weighted Average VWAP of the Company’s common stock equals or exceeds the Third Trigger Price. All stock price triggers commence on the Vesting Start Date and shall be adjusted, along with the number of underlying shares of common stock, to equitably account for stock splits and reverse stock splits.

(B)         Time Trigger. Executive must remain continuously employed by Company as its Chief Executive Officer through the End Date in order to satisfy the time trigger, provided, however, that:

(1) If Executive is terminated for Cause prior to the End Date, the time trigger will be deemed unsatisfied and all RSUs shall expire without vesting, whether or not any stock price triggers have occurred prior to such date;

(2) If Executive resigns for any reason other than in connection with a Qualified Retirement or is terminated without Cause, in each case prior to the End Date, the Company’s obligations to issue the RSUs shall remain in effect notwithstanding Executive’s resignation or termination, the time trigger will be deemed satisfied with respect to all RSUs, and a portion of such RSUs shall vest to the extent any stock price trigger applicable to such RSUs is satisfied by the earlier to occur of (i) the six (6) month anniversary of the date of Executive’s termination or (ii) the End Date, which portion shall be equal to the product of (A) the amount of RSUs that would have vested as a result of such stock price trigger pursuant to Section 4(c)(i)(A) multiplied by (B) a fraction, the numerator of which is the numbers of months (rounded to the nearest full month) that elapsed between the Effective Date and the date of the Executive’s Termination, and the denominator of which is thirty-six (36);

(3) If Executive’s employment is terminated due to a Qualified Retirement prior to the End Date, the Company’s obligations to issue the RSUs shall remain in effect notwithstanding Executive’s termination, the time trigger will be deemed satisfied with respect to all RSUs, and the RSUs shall vest to the extent any stock price trigger applicable to such RSUs is satisfied by the End Date.

(4) If Executive’s employment is terminated due to the death of Executive or Executive’s Disability prior to the End Date, the Company’s obligations to issue the RSUs shall remain in effect notwithstanding Executive’s termination, the time trigger will be deemed satisfied with respect to all RSUs, and a portion of such RSUs shall vest to the extent any stock price trigger applicable to such RSUs is satisfied by the earlier to occur of (i) the six (6) month anniversary of the date of Executive’s termination or (ii) the End Date, which portion shall be equal to:

(a) with respect to RSUs with a stock price trigger equal to the First Trigger Price, if the termination occurs on or after the twelve (12) month anniversary of the Effective Date, the amount of RSUs that would have vested as a result of such stock price trigger pursuant to Section 4(c)(i)(A), and if the termination occurs prior to the twelve (12) month anniversary of the Effective Date, the product of (A) the amount of RSUs that would have vested as a result of such stock price trigger pursuant to Section 4(c)(i)(A) multiplied by (B) a fraction, the numerator of which is the numbers of months (rounded to the nearest full month) that has elapsed between the Effective Date and the date of the Executive’s Termination, and the denominator of which is thirty-six (36);

(b) with respect to RSUs with a stock price trigger equal to the Second Trigger Price, if the termination occurs on or after the twenty-four (24) month anniversary of the Effective Date, the amount of RSUs that would have vested as a result of such stock price trigger pursuant to Section 4(c)(i)(A), and if the termination occurs prior to the twenty-four (24) month anniversary of the Effective Date, the product of (A) the amount of RSUs that would have vested as a result of such stock price trigger pursuant to Section 4(c)(i)(A) multiplied by (B) a fraction, the numerator of which is the numbers of months (rounded to the nearest full month) that has elapsed between the Effective Date and the date of the Executive’s Termination, and the denominator of which is thirty-six (36); and

(c) with respect to RSUs with a stock price trigger equal to the Third Trigger Price, if the termination occurs prior to the End Date, the product of (A) the amount of RSUs that would have vested as a result of such stock price trigger pursuant to Section 4(c)(i)(A) multiplied by (B) a fraction, the numerator of which is the numbers of months (rounded to the nearest full month) that has elapsed between the Effective Date and the date of the Executive’s Termination, and the denominator of which is thirty-six (36);

(5)          In the event that, as a result of a Change in Control that occurs prior to the End Date, Company ceases to exist as a separate publicly traded entity, each stock price trigger shall be deemed satisfied to the extent that the value per share of Company common stock paid in the Change of Control transaction, whether such value is in the form of cash, securities and/or other property, equals or exceeds the applicable stock price trigger, and all RSUs shall be converted to time-based vesting and such RSUs shall fully accelerate on a termination without Cause or for Good Reason within one (1) year of the Change in Control transaction.

(d)     Other Employee Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other senior executives of Company consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(e)     Vacation; Paid Time-Off. During the Term, Executive shall be entitled to paid vacation days in accordance with Company’s vacation policies, as in effect from time to time. Executive shall receive other paid time-off for holidays and sick leave in accordance with Company’s policies for executive officers as such policies may exist from time to time.

(f)     Business and Travel Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with Company's expense reimbursement policies and procedures.

5.           Termination of Employment; Severance Benefits. In addition to the provisions set forth in Section 2, Executive’s employment hereunder shall terminate under the following circumstances:

(a)     Death. If Executive dies during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to Executive’s estate, the Final Compensation. Company shall have no further obligation hereunder to Executive, Executive’s beneficiary, or Executive’s estate upon termination of Executive’s employment under this Section 5(a) including, specifically, that the provisions of Section 5(d) shall not apply.

(b)     Disability.

(i)     Company may terminate Executive’s employment hereunder due to Executive’s Disability during the Term by giving Executive thirty (30) days’ written notice of its intent to terminate.

(ii)     In the event of such termination for Disability, Executive will receive Executive’s Final Compensation. Company shall have no further obligation hereunder to Executive upon termination of Executive’s employment under this Section 5(b), including, specifically, that the provisions of Section 5(d) shall not apply.

(c)     By Company for Cause. The Company may terminate Executive’s employment hereunder for Cause, as defined in Section 10 at any time during the Term upon notice to Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of Executive’s employment hereunder for Cause Executive will receive Executive’s Final Compensation. Except as provided herein, Company will have no further obligation to Executive upon termination of Executive’s employment under this Section 5(c).

(d)     By Company Other than for Cause or by Executive for Good Reason. During the Term, the Company may terminate Executive’s employment hereunder other than for Cause at any time for any reason or for no reason and, upon thirty (30) days’ written notice to Company, Executive may terminate Executive’s employment hereunder for Good Reason at any time.

(i)     In the event of a termination of Executive’s employment under this Section 5(d), in addition to the Final Compensation, (a) if termination is by Company, then Executive shall receive i) continuation of Executive’s Base Salary, at the rate in effect as of the date immediately preceding the date of termination, for a period of twelve (12) months after the date of termination, plus ii) an amount equal to fifty percent (50%) of Executive’s Target Bonus (the “Adjusted Target Bonus”), and (b) if termination is by Executive, then Executive shall receive i) continuation of Executive’s Base Salary, at the rate in effect as of the date immediately preceding Executive’s notice, for a period of twelve (12) months after the date such notice is provided by Executive, plus ii) the Adjusted Target Bonus. For clarity, the Adjusted Target Bonus will be divided such that it, together with any other amounts due under this paragraph 5(d)(1) shall be made in equal installments on the Company’s regularly scheduled payroll dates for twelve (12) months, commencing on the first regularly scheduled payroll date after the Executive Release becomes irrevocable.

(ii)     Any obligation of Company to Executive under this Section 5(d) (other than for the Final Compensation or for benefits required by law) is conditioned upon (A) Executive’s compliance with the covenants contains in Sections 7 and 8 and the Restrictive Covenants and (B) Executive’s execution and delivery to Company and the expiration of all applicable statutory revocation periods of a release of claims in the form attached hereto as Exhibit A (the “Executive Release”), provided, that the terms of such Executive Release shall be subject to modification to the extent necessary to comply with (a) the fact that more than one employee is simultaneously being terminated by Company as part of a group termination decision or (b) changes in applicable law, if any, occurring after the date hereof and prior to the date such Executive Release is executed.

(iii)     If Executive’s employment is terminated pursuant to Sections 5(a), 5(b) or 5(c) or is terminated upon expiration of this Agreement on the End Date or termination of Executive on any date following the End Date, Executive shall not be entitled to the benefits described in this Section 5(d).

(e)     By Executive Other than for Good Reason or Qualified Retirement. During the Term, Executive may terminate Executive’s employment hereunder other than for Good Reason or a Qualified Retirement upon thirty (30) days’ written notice to Company, or, in the case of a Qualified Retirement, upon six (6) months’ written notice to the Company; provided, that Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and/or waive the requirement for Executive to provide six (6) months’ notice. In the event of a termination of Executive’s employment under this Section 5(e), Executive will receive the Final Compensation. Company shall have no further obligation hereunder to Executive upon termination of Executive’s employment under this Section 5(e).

6.           Effect of Termination.

(a)     Upon termination of Executive’s employment hereunder and subject to the provisions of Section 5 and Section 6(b), Company’s entire obligation to Executive shall be payment of Final Compensation.

(b)     The provisions of this Section 6 shall apply to any termination of employment. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of Executive under Sections 7 and 8 and the Restrictive Covenants. In addition, Executive’s rights to indemnification and advancement under Section 4(h) will survive any termination of employment.

(c)     Any termination of Executive’s employment with Company as its Chief Executive Officer under this Agreement shall automatically be deemed to be a simultaneous resignation of all other positions and titles (including any Board positions) that Executive holds with Company and any affiliate or subsidiary thereof, except as agreed to by the Board in its sole discretion. This Section 6(c) shall constitute a resignation notice for such purposes.

7.           Restricted Activities. Executive agrees that the restrictions on Executive’s activities during and after Executive’s employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of Company and its successors and assigns:

(a)     During the term of this Agreement and for a period of twelve (12) months following termination of employment (the “Restricted Period”), Executive will not, directly or indirectly, without the prior written consent of Company and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) anywhere within the United States of America. This Section 7 will not be violated, however, solely by Executive’s acquiring up to 2% equity interest in the aggregate in one or more publicly‑traded companies that engage in a Competing Business. “Competing Business” means any business or enterprise (other than Company or its subsidiaries) that is conducted by Company or any of its affiliates or direct or indirect subsidiaries at any time during Executive’s employment or, with respect to the portion of the Restricted Period that follows termination, at any time within the twelve (12)-month period immediately preceding such termination.

(b)     At no time during Executive’s employment with Company and thereafter, and except as required by law, will Executive disparage, defame, or discredit Company or its affiliates or subsidiaries or any of their respective stockholders, equity holders, directors, managers, officers, employees, or agents, or engage in any activity which would have the effect of disparaging, defaming, or discrediting Company or its affiliates or subsidiaries or any of their respective stockholders, equity holders, directors, managers, officers, employees, or agents. In addition, during Executive’s employment with Company and thereafter, the Company will direct its directors and officers and the directors and officers of its affiliates and subsidiaries, except as required by law, not to disparage, defame, or discredit Executive, or engage in any activity which would have the effect of disparaging, defaming, or discrediting Executive.

(c)     It is expressly understood and agreed that although Executive and Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as the court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)     It is expressly understood by Executive that in the event of a violation of any period specified in Section 7, such period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

8.           Cooperation.

(a)     Generally. Executive agrees to cooperate with Company’s reasonable requests with respect to all matters arising during or related to his employment about which he has personal knowledge because of his employment with Company, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Company investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of the Executive Release, including the orderly transition of his office to his successor. Company agrees to provide Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule. Executive understands that Company agrees to reimburse Executive for his reasonable out-of-pocket expenses for lodging, meals, travel, and similar expenses consistent with Company’s policy then in effect (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

(b)     Security. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive's employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

(c)     Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company's request at any time during Executive’s employment, Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Intellectual Property, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

(d)     Publicity. Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Term of this Agreement for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive during the Term of this Agreement and for a period of five (5) years after Executive’s employment ends, for any reason. Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during, and the five-year period following, the Term of this Agreement, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses. Following the fifth anniversary of the end of the Term of this Agreement, any Permitted Uses will require the Executive’s prior approval, which may be given or withheld in the Executive’s sole discretion.

9.           Enforcement of Covenants. Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 7 and 8 and the Restrictive Covenants. Executive agrees that these restraints are necessary for the reasonable and proper protection of Company and its successors and assigns and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were Executive to breach any of the covenants contained in Sections 7 or 8 or any of the Restrictive Covenants, the damage to Company would be irreparable. Executive therefore agrees that Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of the covenants herein or the Restrictive Covenants, without any requirement to post a bond or similar security. The parties further agree that, in the event that any provision of Sections 7 or 8 or any Restrictive Covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.          Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 10 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)     “Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either (i) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (ii) vote at least fifty percent (50%) or more of the securities having voting power for the election of a majority of the directors (or Persons performing similar functions) of such Person.

(b)     “Weighted Average VWAP” means, for any trailing twenty (20) day period beginning on the Vesting Start Date and ending on the End Date, a price equal to the quotient of:

(i)     the sum that results from adding, with respect to each trading day during such period, the product of (A) the Daily VWAP for such trading day multiplied by (B) the daily trading volume for such trading day, divided by

(ii)     the sum of the daily trading volumes on each trading day comprising such period.

(c)     “Cause” means the occurrence of one or more of the following events:

(i)     Executive’s continued refusal or failure to perform (other than by reason of Disability) Executive’s material duties and responsibilities to Company if such refusal or failure is capable of being cured and is not cured within ten (10) days following written notice of such refusal or failure by Company to Executive, or Executive’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure, if capable of being cured, is not cured within ten (10) days following written notice of such refusal or failure by Company to Executive;

(ii)     misrepresentation, concealment or omission of a material fact during Executive’s employment;

(iii)     a material breach of this Agreement (other than Sections 7 and 8) by Executive that, if capable of being cured, is not cured within ten (10) days following written notice of such breach by Company to Executive;

(iv)     a material breach of Sections 7 or 8 hereof or any Restrictive Covenant by Executive;

(v)     willful, grossly negligent or unlawful misconduct by Executive which causes material harm to the business of the Company or its Affiliates;

(vi)     any conduct engaged in by Executive that is materially detrimental to the business of Company as determined by the Board using its reasonable business judgment that is not cured within ten (10) days following written notice from Company to Executive;

(vii)     if the Company is directed in writing by regulatory or governmental authorities to terminate the employment of Executive or Executive engages in activities that (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the business of the Company;

(viii)     a conviction, plea of guilty, or plea of nolo contendere by Executive, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft or similar action(s) (including, without limitation, acceptance of bribes, kick‑backs or self‑dealing), or

(ix)     the material breach of Executive’s fiduciary duties with respect to Company.

(d)     “Change in Control” has the meaning attributed to such term in the Company’s Amended and Restated 2020 Equity Incentive Plan, as in effect as of the date of this Agreement.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

(f)     “Company” has the meaning ascribed to it in the preamble of this Agreement.

(g)     “Confidential Information” means any and all non‑public information of Company that has actual or potential economic value to the Company from not being generally known to, or not being readily ascertainable through proper means by the public or Persons that can obtain actual or potential economic value from its disclosure or use. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of Company, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic and/or business plans of Company, (iv) the identity and special needs of the customers and prospective customers of Company, and (v) the people and organizations with whom Company has business relationships and those relationships. Confidential Information also includes any information that Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (x) any information that is or becomes generally known or widely available to the industry or the public through no wrongful act of Executive or any representative of Executive, (y) any information that is made legitimately available to Executive by a third party without breach of any confidentiality obligation, or (z) any information disclosed by the Company to third-parties without restriction on confidentiality.

(h)     “Daily VWAP” means, with respect to any trading day, the daily volume weighted average price of the Company’s common stock on its principal trading market for such date.

(i)     “Disability” means the Board’s good faith determination of Executive’s inability, due to any illness, injury, accident or condition of either a physical or psychological nature, to substantially perform Executive’s duties and responsibilities hereunder that continues or is reasonably expected to continue for a period of one hundred twenty (120) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty‑five (365) consecutive calendar days, exclusive of any leave Executive may take under the FMLA or as a reasonable accommodation under the ADA.

(j)    “Final Compensation” means the amount equal to the sum of (i) the Base Salary earned but not paid through the date of termination of employment, payable not later than the next scheduled payroll date, and (ii) any business and related expenses and allowances incurred by Executive or to which Executive is entitled under Section 4(d) but unreimbursed on the date of termination of employment; provided that with respect to business expenses unreimbursed under Section 4(d), such expenses and required substantiation and documentation are submitted within one hundred eighty (180) days of termination in the case of termination on account of Executive’s death, or thirty (30) days on account of termination for any reason other than death, and that such expenses are reimbursable under Company’s applicable reimbursement policy.

(k)     “First Trigger Price” means $6.00.

(l)    “Good Reason” means, without Executive’s express written consent and outside of a “Qualified Retirement”, (i) a material reduction in the Base Salary then in effect other than as part of an across-the-board salary reduction of no more than fifteen percent (15%) that applies in the same manner to all senior executives, (ii) a material reduction in job title, position, authority, duties or responsibilities (other than as a result of Executive’s Disability or as required by applicable law), (iii) a material breach by the Company of any term or condition contained in this Agreement, (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, or (v) a relocation of Executive’s principal worksite that increases Executive’s regular one-way commute by more than thirty-five (35) miles from Executive’s principal worksite as of the Effective Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Executive provides Company with written notice of the existence of Good Reason within thirty (30) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Executive resigns Executive’s employment within ninety (90) days following the expiration of that cure period.

(m)     “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Services or any prospective activity of Company reasonably expected to be undertaken within one (1) year or that make use of Confidential Information or any of the equipment or facilities of Company.

(n)     “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than Company.

(o)     “Qualified Retirement” means a resignation of employment by the Executive, provided that (i) the Executive at the time is serving in the role of Chief Executive Officer, (ii) the Executive has no intention to pursue new full time employment (or part time employment requiring devotion of more than 50% of normal work hours, other than Executive’s positions as Principal of Scudder Bay Capital, Northeast Industrial Partners and their respective affiliates unless the business of such entities competes directly or indirectly with the business of the Company), and (iii) the Executive provides six (6) months of advance written notice to the Board of such Qualified Retirement (unless such notice period is waived by the Board) and uses his reasonable best efforts to provide transition assistance during the period between the delivery of such notice and the effective date of Executive’s resignation; and (iv) the Board has approved a successor Chief Executive Officer candidate on or prior to the proposed resignation date.

(p)     “Second Trigger Price” means $9.00.

(q)     “Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by Company, together with all products provided or planned and reasonably expected to be provided within one (1) year by Company, during Executive’s employment.

(r)     “Third Trigger Price” means $12.00.

11.          Withholding. All payments made by Company under this Agreement may be reduced by any tax or other amounts required to be withheld by Company under applicable law or by any amounts authorized in writing by Executive.

12.          Assignment. Neither Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13.          Compliance with Code Section 409A and 280G.

(a)     Notwithstanding any provision of this Agreement to the contrary, Executive’s employment will be deemed to have terminated on the date of Executive “separation from service” (within the meaning of Treas. Reg. Section 1.409A‑1(h)) with Company.

(b)     It is intended that this Agreement will comply with Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and no action or failure to act, pursuant to this Section 15 shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(c)     For purposes of the application of Treas. Reg. § 1.409A‑1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

(d)     Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non‑exempt nonqualified deferred compensation for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a “specified employee” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A‑3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)     if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non‑exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(ii)     if the payment or distribution is payable over time, the amount of such non‑exempt deferred compensation that would otherwise be payable during the six‑month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 13(d) should not be construed to prevent the application of Treas. Reg. § 1.409A‑1(b)(4) and § 1.409A‑1(b)(9)(iii) (or any successor provisions) to amounts payable hereunder (or any portion thereof).

(e)     To the extent that any reimbursements or in-kind benefits are nonqualified deferred compensation under Section 409A, Company shall make the reimbursement by the earlier of the date provided under this Agreement, or the plans, policies, and programs referred to in this Agreement, and the last day of Executive’s taxable year following the taxable year in which Executive incurred the expense. Executive’s business expenses, as defined under Company policy, and properly documented in accordance with that policy, shall be reimbursed by Company no later than the last day of the calendar year following the calendar year in which such qualified expenses were incurred by Executive,  or, if earlier, the time when the policy requires reimbursement.

(f)     If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 13(f), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 13(f) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 13(f) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 13(f), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 13(f). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

14.          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.          Survival. Sections 4(h) and 7 through 25 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment (and hence the Term of this Agreement) for any reason.

17.          Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to Executive at Executive’s last known address on the books of Company or, in the case of Company:

Byrna Technologies, Inc.

100 Burtt Road, Suite 115

Andover, MA 01810

Attn: Chair, Board of Directors

18.          Entire Agreement. This Agreement constitutes the entire agreement between the parties (including with respect to Company, its successors and assigns) with respect to Executive’s employment and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

19.          Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of Company.

20.          Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

22.         Additional Obligations. Without implication that the contrary would otherwise be true, Executive’s obligations under Sections 7 through 9 are in addition to, and not in limitation of, any obligations that Executive may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation and fraud).

23.          Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

24.          No Rule of Construction; Acknowledgement. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

25.          Governing Law; Arbitration.

(a)     This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles, except for the arbitration provisions contained in this Section 25, which shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-4.

(b)     Except with respect to any claim for injunctive relief by the Company pursuant to Section 9, any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, Executive’s employment with the Company, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before The American Arbitration Association (“AAA”) to be held in Boston, Massachusetts before a single arbitrator, in accordance with the then-current AAA Employment Arbitration Rules. By initialing below, Executive agrees to waive all rights to a jury trial. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney's fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

(c)     This agreement to arbitrate is freely negotiated between Executive and the Company and is mutually entered into between the parties. Each party fully understands and agrees that it is giving up certain rights otherwise afforded to it by civil court actions, including but not limited to the right to a jury trial.

__/s/BG____ By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by Company (by its duly authorized representative) and by Executive, as of the date first above written.

COMPANY:

BYRNA TECHNOLOGIES, INC.

By:	/s/ Chris Lavern Reed
Name: Chris Lavern Reed
Title: Chair, Compensation Committee

EXECUTIVE:

/s/ Bryan Ganz
Bryan Ganz

EXHIBIT A

Executive Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Employment Agreement, dated as of September 1, 2023 (the “Agreement”), between me and Byrna Technologies, Inc. (the “Company”), or under any severance pay plan applicable to me, which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Company and any of its subsidiaries and Affiliates (as that term is defined in Section 10 of the Agreement) and all of their respective past, present and future officers, directors, trustees, equity holders, employees, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, deferred compensation, insurance, retirement and/or other benefit plan or agreement applicable to Executive, (ii) the right to payment of any amounts owed to me by Company pursuant to Section 5 of the Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an option grant agreement or certificate to purchase Company’s (or an Affiliate’s) capital stock, (v) any rights with respect to Company’s (or an Affiliate’s) capital stock owned by Executive or (vi) any rights to indemnification and advancement under the Agreement, Company’s bylaws or any other applicable law, and rights to directors and officers insurance coverage under the Agreement.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty‑one (21) days (or such longer period as Company may specify) from the later of the date my employment with Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

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I represent that I have not filed against the Released Parties any complaints, charges, or lawsuits arising out of my employment, or any other matter arising on or prior to the date of this Release of Claims, and covenant and agree that I will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by me pursuant to this Release of Claims.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of Company (or such other person as Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven‑day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:           Bryan Ganz

Date Signed:

4883-4800-2424.1

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